Exhibit 5.1

July 2, 2024

DBV Technologies

107, avenue de la République

92320 Châtillon

France

Re: Registration Statement on Form S-8 of DBV Technologies

Ladies and Gentlemen:

We are acting as special French counsel for DBV Technologies (the “Company”), a French société anonyme, in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of up to 9,166,841 ordinary shares of the Company, par value €0.10 per share (the “Shares”) pursuant to the Company’s 2024 Stock Option Plan and the 2024 Free Share Plan (collectively, the “Plans”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering this opinion, as to certain factual matters, we have, with your consent, relied upon oral and written representations of officers of the Company with respect to the accuracy of the factual matters addressed in such representations.

In such examination, we have assumed that the entry into the Plans and the issuance of the Shares by the Company are (a) in the Company’s corporate interest and (b) serving the Company’s corporate purpose (objet social) as set forth in its statuts or other constitutional documents.

The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company will take no action inconsistent with the Plans and the resolutions authorizing the Company to issue the Shares. We have also assumed that (1) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans as adopted by the extraordinary shareholders’ meeting dated 16 May 2024 (the “Shareholders’ Meeting”), the Board of Directors (the “Board”) and, the chief executive officer (directeur géneral) of the Company, if applicable, have not been or will not be amended or superseded, have been or will be duly passed at duly convened and held meetings and, with respect to the Board, of duly appointed members, (2) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans as adopted by the Shareholders’ Meeting, the Board and the chief executive officer (directeur géneral) of the Company, if applicable, and the applicable award agreements have been or will be in full force and effect on the date of such awards, (3) for any future awards under the Plans, such future awards will be approved by the Board and, if applicable, the chief executive officer (directeur géneral) of the Company in accordance with applicable law, the resolutions of the Shareholders’ meeting and with the terms of the relevant Plan, (4) the amount of Shares awarded under the Plans have been and will remain within the limits of the then authorized but unissued amounts of Shares pursuant to the resolutions set forth in (2) above, and (5) all Shares issued under the Plans will be issued in compliance with applicable law and with the relevant terms of the Plans.

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued pursuant to the Plans have been duly authorized by the Shareholders’ Meeting and, when issued in accordance with the respective Plans and against payment of due consideration therefor (to the extent applicable), will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Shares issued under the Plans will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Shares issued under the Plans.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of this Registration Statement.

The opinion set out above is subject to the following qualifications :

1.

We have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made by the parties in the Registration Statement, or of any information, opinion or statement of facts relating to the Company, or the Shares contained in the aforementioned document, nor have we been responsible for ensuring that no material information has been omitted from it; and

2.

This opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares to be issued and sold pursuant to each Plan under the Securities Act of 1933, as amended (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.